Exhibit 99.1

FOR IMMEDIATE RELEASE

ICO SECURES $40 MILLION WORKING CAPITAL FACILITY AGREEMENT

RESTON, Va., - (Business Wire) March 27, 2008 - ICO Global Communications (Holdings) Limited (NASDAQ: ICOG) today announced its subsidiary, ICO North America, Inc. (Company), has entered into definitive credit documentation with Jefferies Finance LLC, an affiliate of Jefferies & Company, Inc., for a $40 million working capital facility maturing May 1, 2009. The Company has scheduled the initial borrowing under the working capital facility, subject to closing conditions, for April 7, 2008, and will use the proceeds for working capital and for general corporate purposes.

“ICO is entering an exciting period as we prepare to launch our North American satellite on April 14th, and to begin market trials for our nationwide mobile interactive media service later this summer,” commented Tim Bryan, chief executive officer for ICO.

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid system, combining both satellite and terrestrial communications capabilities. ICO is deploying a mobile interactive media service known as ICO mim™.  ICO mim will combine ICO’s unique interactive satellite capability with nationwide coverage to deliver a new level of navigation, enhanced roadside assistance and the ultimate mobile video experience, including 10-15 live channels of premium television content.  ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the timing and terms of a working capital facility, the launch of ICO’s North American satellite, and market trials of ICO’s mobile interactive media service. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expected results, including the potential for further market disruptions and launch delays. More information about risks is contained in ICO's most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:

Christopher Doherty
ICO
703-964-1414
christopher.doherty@ico.com

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